Carriage Services Announces Record Third Quarter and Nine Month Results:

Conference call on Thursday, October 28, 2021, at 9:30 a.m. Central Time
•Record Third Quarter Revenue of $95.0 million and Adjusted Diluted EPS of $0.82;
•Increase in Rolling Four Quarter, 2021 and 2022 Roughly Right Range Outlooks;
•Invested $53.2 million to repurchase 1,203,493 shares ($44.24 per share) since second quarter release;
•Invested $65.5 million to repurchase 1,528,197 shares ($42.89 per share) since May 13th (8.5% of outs.);
•Increase of $10 per share in Intrinsic Value Roughly Right Range to $65 to $75 Per Share;
•Increase of $75 million in Approved Stock Repurchase Program to $85 million after YTD repurchases;
•Dividend increase of 5 cents per share to total 45 cents per share annually; and
•Declaration of Quarterly Cash Dividend reflecting recent increase.
Houston, October 27, 2021 (GLOBE NEWSWIRE) – Carriage Services, Inc. (NYSE: CSV): Mel Payne, Chairman and CEO, stated, “Our third quarter pre-COVID performance has historically been our lowest seasonal performance quarter because of low seasonal death rates related to warm weather prior to the flu season, as well as our 75% funeral/25% cemetery portfolio revenue mix. Yet our third quarter 2021 performance with Total Revenue of $95.0 million, Field EBITDA of $44.7 million (Field EBITDA Margin of 47.0%), Adjusted Consolidated EBITDA of $32.4 million (Adjusted Consolidated EBITDA Margin of 34.1%), Adjusted Diluted EPS of $0.82, and Adjusted Free Cash Flow of $25.9 million (Adjusted Free Cash Flow Margin of 27.3%), was the second highest in our thirty year history, almost equaling the historically highest performance metrics of this year’s first quarter during the peak spike in COVID deaths (first quarter Adjusted Diluted EPS was $0.81 but after proforma lower interest costs from our bond refinancing on May 13 was $0.90). All five of our field reporting segments executed at an extremely high level during the quarter with revenue and margin growth accelerating with strong momentum throughout each month to a spectacularly strong September, indicating a likely strong finish to the year in the fourth quarter.
Just as we stated in our second quarter release dated July 27 in the section titled “Capital Allocation Framework,” we have since allocated $53.2 million to aggressively repurchase 1,203,493 of our shares at an average price of $44.24, a discount of 19.6% to the $55 per share bottom price of our opinion of the Roughly Right Range of Intrinsic Value Per Share on July 27. Based on the continuing high organic growth rate of all of our performance valuation metrics, as more fully described below, we are raising our opinion of Carriage’s Intrinsic Value Per Share by $10 per share to a Roughly Right Range of $65 to $75 per share. Since we restarted our Share Repurchase Program in the second quarter after our bond refinancing on May 13, we have repurchased 1,528,197 of our shares (8.5% of Total Outstanding) from “Mr. Market Rodney Dangerfield” for approximately $65.5 million or an average price of $42.89, a discount of 34.0% from the bottom price of $65 per share of our updated and increased Intrinsic Value Per Share Range.
We have entered a “Per Ownership Share Value Creation Sweet Spot” dynamic with accelerating high operating and financial performance and an “actually outstanding” share count that is rapidly shrinking while our leverage profile is currently at 3.98 times and close to our upper sustainable policy limit of 4 times. I calculate a Non-GAAP share count equal to the actual number of shares outstanding of 16.65 million at September 30, 2021 after our YTD repurchases of 1,528,197, plus “in the money vested options” of 235,000, but not including 511,614 shares “in the money and price vested” under our Five Year Good To Great II Shareholder Value Creation Incentive Plan which are conditionally delivered in early 2025 to plan participants under a requirement that they are still employed at the end of 2024. My Non-GAAP proforma share count using this methodology becomes 16.885 million as of September 30, 2021, whereas our Adjusted Diluted share count for reporting purposes under GAAP at September 30, 2021 equals 18.246 million or 8.1% higher than my proforma share count.
As the largest individual shareholder and a self-taught professional investor, I care much more about my proforma share count number as the “current shareholder ownership reality” than the sometimes confusing GAAP methodology for diluted shares outstanding. It can actually be misleading in the short term when a company like Carriage has such a rapidly increasing earnings and Free Cash Flow profile in combination with a rapidly shrinking share count, yet the GAAP rule for diluted shares outstanding is a rolling multi-quarter average and also surprisingly includes price vested incentive shares that require 49 leader participants to still be employed at least in their current roles another 3¼ years to the end of 2024. For example, since the one time only Five Year Good To Great II Shareholder Value Creation Incentive Plan was approved on May 16, 2020 after our shares had plummeted to $14.38 per share during the COVID market crash, five senior participants have left the company who otherwise had they stayed would be currently price vested to receive 129,899 shares in early 2025 (25.4% of current total of 511,614), but received none upon their departure.
The GAAP share count rules based methodology would seem much more appropriate for public enterprises that can’t, except in rare cases, execute a radical High Performance Transformation within a two year timeframe as Carriage has successfully done in 2020 and continues to do in 2021, especially since May 13 on a per share basis. When we proforma Adjusted Diluted EPS for my proforma share count at September 30, 2021 and lower interest costs prior to our refinancing on May 13, the combined proforma impact of lower interest costs and fewer outstanding shares increases our reported Adjusted Diluted EPS from $0.82 to $0.89 in the third quarter of 2021, from $2.27 to $2.64 for the first nine months of 2021, and from $2.84 to $3.36 for the trailing twelve months ending September 30, 2021.
Our initial Roughly Right Range of Intrinsic Value Per Share on May 13 was $50 to $60 per share using our preferred valuation methodology of Free Cash Flow Equity Yield. The Intrinsic Value Per Share Range was raised by $5 per share in our second quarter release on July 27 and now $10 per share in this third quarter release, so in only 5½ months the midpoint of our opinion of Intrinsic Value Per Share Range has increased from $55 per share to $70 per share, an increase of $15 per share or 27.3%. Using our Proforma(1) Adjusted FCF of $81.2 million over the most recent twelve months performance period and our cost of capital of 6.4% as a FCF discount factor along with my Proforma Share Count at September 30 of 16.885 million, the Intrinsic Value Per Share based on FCF Equity Yield equals $75.14 per share, just above the $75 per share top price of our new Intrinsic Value Per Share Range. Since our current share price of $44.23 is 32.0% below the $65 per share bottom price of our new Roughly Right Range of Intrinsic Value, we will continue to place a high capital allocation priority on share repurchases during the fourth quarter while maintaining a moderate leverage position of about 4 times Total Debt to EBITDA.

During the third quarter, we began to process and qualify a much higher level of acquisition activity, some of which we expect to meet the highly selective Strategic Criteria of our Strategic Acquisition Model as well as our updated high ROIC Standards relative to other capital allocation options. We expect the pace of growth by acquisition to pick up in 2022 and beyond compared to 2020 and 2021 when the COVID Pandemic challenged many independent owners not part of a company like Carriage with all of its best in class support services. The COVID Pandemic challenges together with the potential for a large tax increase in capital gains taxes have produced two compelling motivations for independent business owners to consider a succession plan solution sooner rather than later.
On May 13 we began stating publicly our opinion of Intrinsic Value Per Share within a Roughly Right Range of $10 per share between the bottom price and top price of the range, a valuation concept that commits our Senior Leadership Teams and Board of Directors (the “Board”) to execute our Capital Allocation Program with savviness, flexibility, discipline, patience and wisdom in order to optimize the Intrinsic Value Per Share over time, especially over longer timeframes of five to ten years. We believe “Mr. Market Tom Brady” will sooner rather than later recognize the many value creation strengths of our Operating and Consolidation Platform and over time our market price will align with our opinion of intrinsic value per share and produce long-term market beating compounded shareholder returns.
Just as we have done in each of our quarterly earnings releases over the last two years of Carriage’s HIGH PERFORMANCE TRANSFORMATION, the balance of this release will be a continuing journey of understanding our past, present and future performance told through “highly transparent” high performance data sequentially shown on the following pages as follows,” concluded Mr. Payne.
•Third Quarter and First Nine Months Comparative Performance Highlights;
•Five Quarter Trend Report Ending September 30, 2021;
•Same Store Funeral Revenue Monthly Trends and Drivers Six Months Ending September 2021;
•Third Quarter and First Nine Months 2021 versus 2020 Overhead / Incentive Compensation Comparison;
•Update on Strategic Acquisition Activity and Outlook for Acquisition Growth;
•Updated and Increased Rolling Four Quarter Outlook Ending September 30, 2022 and Two Year Scenario 2021/2022;
•Updated and Increased Intrinsic Value Per Share Range and Capital Allocation Strategy and Priorities;
•Free Cash Flow and Leverage Update; and
•Third Quarter and First Nine Month Trust Performance/Impact on Reported Financial Segment.

THIRD QUARTER 2021 COMPARATIVE PERFORMANCE HIGHLIGHTS
•GAAP Funeral Operating Income of $22.9 million, an increase of $8.9 million or 64.0%;
•GAAP Cemetery Operating Income of $9.5 million, an increase of $0.5 million or 5.4%;
•GAAP Net Income of $13.0 million, an increase of $7.5 million equal to 136.1%;
•GAAP Net Income Margin of 13.7%, an increase of 720 basis points; and
•GAAP Diluted EPS of $0.71, an increase of $0.40 per share equal to 129.0%.

•Total Revenue of $95.0 million, an increase of $10.6 million or 12.6%;
•Same Store Funeral Contracts of 10,664, an increase of 1,222 or 12.9%;
•Same Store Funeral Revenue of $55.5 million, an increase of $7.6 million or 16.0%;
•Same Store Funeral EBITDA of $25.0 million, an increase of $5.1 million or 25.4%;
•Same Store Funeral EBITDA Margin of 45.0%, an increase of 340 basis points;
•Acquisition Funeral Revenue of $9.4 million, an increase of $1.1 million or 14.0%;
•Acquisition Funeral EBITDA of $4.0 million, an increase of $1.0 million or 35.1%;
•Acquisition Funeral EBITDA Margin of 42.5%, an increase of 660 basis points;
•Acquisition Cemetery Revenue of $6.4 million, an increase of $1.1 million or 21.9%;
•Acquisition Cemetery Field EBITDA of $3.5 million, an increase of $1.2 million or 51.9%;
•Acquisition Cemetery Field EBITDA Margin of 55.8%, an increase of 1,110 basis points;
•Total Field EBITDA of $44.7 million, an increase of $7.3 million or 19.7%;
•Total Field EBITDA Margin of 47.0%, an increase of 280 basis points;
•Adjusted Consolidated EBITDA of $32.4 million, an increase of $4.7 million or 17.1%;
•Adjusted Consolidated EBITDA Margin of 34.1%, an increase of 130 basis points;
•Adjusted Diluted EPS of $0.82, an increase of $0.31 per share equal to 60.8%;
•Adjusted Proforma(1) Diluted EPS of $0.89, an increase of $0.38 per share equal to 74.5%;
•Adjusted Free Cash Flow of $25.9 million, a decrease of $1.7 million or 6.1%; and
•Adjusted Free Cash Flow Margin of 27.3%, a decrease of 540 basis points.

Carlos Quezada, Executive Vice President and Chief Operating Officer stated, “As Mel had previously discussed in our first and second quarter earnings releases, and Steve Metzger will cover in detail later in this release, the increases in our record consolidated performance metrics, i.e. Adjusted Consolidated EBITDA/Margin, Adjusted and Proforma EPS, and Adjusted and Proforma Free Cash Flow/Margin in the third quarter and first nine months of 2021 compared to 2020 would have been even higher if not for the under accruals of primarily field incentive compensation in the first nine months of 2020 amidst the portfolio performance uncertainty of the early and middle phases of the COVID-19 Pandemic. Contrary to last year, we are fully accrued this year, as corporate and field incentive compensation in the third quarter of 2021 was $1.0 million or about 4 cents per share higher than third quarter last year (using Adjusted Proforma shares of 16.885 million) and $5.7 million or about 25 cents per share higher in the first nine months of 2021 versus last year, which is more fully explained in our overhead section on Pages 10 and 11 of this release.

FIRST NINE MONTHS 2021 COMPARATIVE PERFORMANCE HIGHLIGHTS
•GAAP Funeral Operating Income of $65.4 million, an increase of $27.2 million or 71.4%;
•GAAP Cemetery Operating Income of $30.5 million, an increase of $12.0 million or 65.2%;
•GAAP Net Income of $19.8 million, an increase of $12.1 million equal to 156.5%;
•GAAP Net Income Margin of 7.1%, an increase of 390 basis points; and
•GAAP Diluted EPS of $1.08, an increase of $0.65 per share equal to 151.2%.

•Total Revenue of $280.0 million, an increase of $40.6 million or 17.0%;
•Total Same Store Funeral Contracts of 30,793, an increase of 3,190 or 11.6%;
•Same Store Funeral Revenue of $159.7 million, an increase of $20.6 million or 14.8%;
•Same Store Funeral Field EBITDA of $69.5 million, an increase of $12.8 million or 22.5%;
•Same Store Funeral Field EBITDA Margin of 43.5%, an increase of 280 basis points;
•Acquisition Funeral Revenue of $28.0 million, an increase of $1.9 million or 7.4%;
•Acquisition Funeral Field EBITDA of $11.7 million, an increase of $1.8 million or 17.7%;
•Acquisition Funeral Field EBITDA Margin of 41.7%, an increase of 360 basis points;
•Same Store Cemetery Revenue of $47.9 million, an increase of $10.9 million or 29.6%;
•Same Store Cemetery Field EBITDA of $20.1 million, an increase of $7.1 million or 54.4%;
•Same Store Cemetery Field EBITDA Margin of 41.9%, an increase of 670 basis points;
•Acquisition Cemetery Revenue of $21.5 million, an increase of $9.4 million or 78.2%;
•Acquisition Cemetery Field EBITDA of $12.4 million, an increase of $7.8 million or 169.4%;
•Acquisition Cemetery Field EBITDA Margin of 57.6%, an increase of 1,950 basis points;
•Total Field EBITDA of $130.5 million, an increase of $29.8 million or 29.6%;
•Total Field EBITDA Margin of 46.6%, an increase of 460 basis points;
•Adjusted Consolidated EBITDA of $95.8 million, an increase of $19.8 million or 26.1%;
•Adjusted Consolidated EBITDA Margin of 34.2%, an increase of 250 basis points;
•Adjusted Diluted EPS of $2.27, an increase of $0.97 per share equal to 74.6%;
•Adjusted Proforma(1) Diluted EPS of $2.64, an increase of $1.34 per share equal to 103.4%;
•Adjusted Free Cash Flow of $65.4 million, an increase of $7.3 million or 12.5%;
•Adjusted Free Cash Flow Margin of 23.4%, a decrease of 90 basis points;
•Adjusted Proforma(1) Free Cash Flow of $68.2 million, an increase of $10.2 million or 17.6%;
•Adjusted Proforma(1) Free Cash Flow Margin of 24.4%, an increase of 20 basis points; and
•Bank Covenant Compliance Leverage Ratio of 3.98 times(2).

(1)
Proforma lower interest impact of recent refinancing effective as of January 1, 2021 (pre-tax lower interest cost of $4.0 million for the first half 2021) and Non-GAAP Proforma Diluted Shares Outstanding of 16.885 million as of September 30, 2021. Non-GAAP Diluted Shares Outstanding includes 16.65 Basic Shares Outstanding plus .235 million vested equity options and excludes .512 million shares from “in the money and vested” shares related to Carriage’s Five Year Good To Great Shareholder Value Creation Incentive Plan.

(2)	Bank Covenant Compliance Rolling 12 Months Adjusted Consolidated EBITDA of $125.1 million, which includes $1.0 million of cash add backs for deferred purchase price and Total Debt of $497.6 million on September 30, 2021.

FIVE QUARTER TREND REPORT
Mr. Quezada continued, “We report our performance results publicly using the same highly transparent Non-GAAP “Trend Reports” that we use internally and which have been explained in previous shareholder letters, including Five Year and Five Quarter Trend Reports that reflect long and short term trends in our core operating, financial and overhead sectors over time. Shown on the next page are highlights from our Five Quarter Trend Report that clearly reflect the accelerating transformative high performance process that occurred at Carriage in the midst of the COVID-19 Pandemic from the second quarter of 2020 through the peak of the Pandemic impact in the first quarter of 2021, which has continued through the third quarter and is reflected in our updated outlooks through 2022.
The Five Quarter Trend Report is followed on Page 7 by the Same Store Funeral Monthly Revenue Trends Report for the six months ending September. Both the Five Quarter and Same Store Funeral Revenue Six Month Trend Reports reflect that after an elevated high performance “normalization” in the second quarter, our amazing third quarter performance fully reflects our Annual Theme: CARRIAGE SERVICES 2021: ACCELERATING HIGH PERFORMANCE FLYWHEEL EFFECT!

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FIVE QUARTER OPERATING AND FINANCIAL TREND REPORT HIGHLIGHTS
(000’s except for volume, averages & margins)	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021
Funeral Same Store Contracts	9,442	10,199	11,049	9,080	10,664
Average Revenue Per Contract (1)	$5,069	$5,160	$5,143	$5,220	$5,205
Funeral Same Store Burial Contracts	3,383	3,794	4,052	3,203	3,597
Funeral Same Store Burial Rate	35.8%	37.2%	36.7%	35.3%	33.7%
Average Revenue Per Burial Contract	$8,982	$9,015	$8,991	$9,259	$9,442
Funeral Same Store Cremation Contracts	5,389	5,706	6,290	5,164	6,133
Funeral Same Store Cremation Rate	57.1%	55.9%	56.9%	56.9%	57.5%
Average Revenue Per Cremation Contract	$3,283	$3,249	$3,293	$3,415	$3,443
Funeral Same Store Revenue	$47,865	$52,632	$56,829	$47,397	$55,502
Funeral Same Store EBITDA	$19,903	$23,164	$25,829	$18,665	$24,960
Funeral Same Store EBITDA Margin	41.6%	44.0%	45.5%	39.4%	45.0%
Funeral Acquisition Revenue	$8,205	$9,348	$10,139	$8,557	$9,354
Funeral Acquisition EBITDA	$2,942	$3,683	$4,467	$3,261	$3,974
Funeral Acquisition EBITDA Margin	35.9%	39.4%	44.1%	38.1%	42.5%
Cemetery Same Store Preneed Property Contracts Sold	1,067	1,033	1,161	1,211	1,280
Cemetery Same Store Preneed Sales Revenue	$8,317	$9,231	$9,718	$11,445	$11,366
Cemetery Same Store Revenue	$14,391	$14,814	$14,635	$16,906	$16,342
Cemetery Same Store EBITDA	$6,161	$6,497	$5,704	$7,907	$6,465
Cemetery Same Store EBITDA Margin	42.8%	43.9%	39.0%	46.8%	39.6%
Cemetery Acquisition Preneed Property Contracts Sold	304	345	338	475	294
Cemetery Acquisition Preneed Sales Revenue	$4,073	$5,394	$5,089	$6,839	$5,148
Cemetery Acquisition Revenue	$5,220	$5,509	$6,980	$8,175	$6,362
Cemetery Acquisition EBITDA	$2,335	$2,532	$4,102	$4,737	$3,547
Cemetery Acquisition EBITDA Margin	44.7%	46.0%	58.8%	57.9%	55.8%
Total Financial Revenue	$5,631	$5,263	$5,706	$5,405	$5,639
Total Financial EBITDA	$5,282	$4,923	$5,305	$5,058	$5,225
Total Financial EBITDA Margin	93.8%	93.5%	93.0%	93.6%	92.7%
Total Revenue	$84,393	$90,088	$96,637	$88,277	$95,041
Total Field EBITDA	$37,309	$41,318	$45,787	$40,014	$44,651
Total Field EBITDA Margin	44.2%	45.9%	47.4%	45.3%	47.0%
Adjusted Consolidated EBITDA	$27,666	$28,300	$34,657	$28,720	$32,389
Adjusted Consolidated EBITDA Margin	32.8%	31.4%	35.9%	32.5%	34.1%
Adjusted Diluted EPS	$0.51	$0.57	$0.81	$0.64	$0.82
Adjusted Free Cash Flow	$27,608	$11,870	$27,140	$12,313	$25,922
Adjusted Free Cash Flow Margin	32.7%	13.2%	28.1%	13.9%	27.3%

(1)	Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue.

SAME STORE FUNERAL MONTHLY REVENUE TRENDS/DRIVERS SIX MONTHS ENDING SEPTEMBER 2021
(000’s except for volume, averages)
Same Store Funeral	APR	MAY	JUN	JUL	AUG	SEP
Contracts (volume) 2021	3,044	2,911	3,125	3,081	3,647	3,936
Contracts (volume) 2020	3,194	2,950	2,937	3,163	3,210	3,069
Volume Variance	(150)	(39)	188	(82)	437	867
Average Revenue Per Contract 2021(1)	$5,168	$5,234	$5,257	$5,294	$5,101	$5,231
Average Revenue Per Contract 2020(1)	$4,619	$4,943	$5,134	$4,927	$5,148	$5,135
Average Revenue Per Contract Variance (ARPC)	$549	$291	$123	$367	$(47)	$96
Operating Revenue 2021(1)	$15,731	$15,235	$16,429	$16,313	$18,603	$20,588
Operating Revenue 2020(1)	$14,754	$14,583	$15,080	$15,585	$16,524	$15,758
Operating Revenue Variance	$977	$652	$1,349	$728	$2,079	$4,830
Net Revenue Volume Variance	$(693)	$(193)	$965	$(404)	$2,249	$4,452
Net Revenue Average Variance	$1,670	$845	$384	$1,132	$(170)	$378
Net Revenue Variance	$977	$652	$1,349	$728	$2,079	$4,830

(1)	Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue.
Funeral Home Segment
While we experienced a large increase in funeral volumes in the third quarter, only about 60% of the variance was attributable to deaths from the Delta COVID-19 variant, as our record performance in the third quarter of 2021 was primarily a consequence of our agility and adaptability to the continued changing environment and consumer preferences in our industry. These new industry dynamics have challenged funeral homes across the nation that were not able to adapt and offer new and innovative ways to serve families. Consequently, many independent businesses as well as some consolidators have lost market share since the pandemic began to competitors like Carriage that have adapted with creative solutions that have led to broadly higher funeral volumes (Same Store Contracts up 12.9%) in the third quarter this year versus last.
To make a market share comparison under normalized pre-pandemic levels, we compared 2019 Same Store Funeral Contracts against 2021. The data reflects that non-COVID volume growth after offsetting for COVID-19 deaths during the third quarter of 2021 was also 12.9% versus the same period of 2019 (volume growth excluding COVID deaths presumed to be a combination of market share gains and higher normalized death rates). For the nine months ending September 2021, non-COVID volume growth was 8.1% higher than 2019.
Our long term pre-COVID historical seasonal trends indicate that the third quarter has been the slowest quarter of the year and September the slowest month. However, our Same Store Funeral Revenue in the third quarter of 2021 increased by $7.6 million or 16.0%, accelerating higher each month year over year to a peak increase in September (63.2% of total quarterly increase) as shown in the Same Store Funeral Monthly Variance table above, while our acquisition portfolio increased $1.1 million or 14.0% in the third quarter. Both of these dollar increases exceeded the correlation of the increase during the quarter in Same Store Funeral Contracts of 12.9% and Acquisition Funeral Contracts of 7.4% when compared to the same period last year, a result of our combined Funeral Average Revenue Per Contract (ARPC) of $5,372 being $129 or 2.5% higher than the ARPC of $5,243 last year.

The creativity, passion and devotion to our profession with which our team of 4E Leadership Managing Partners and Funeral Directors serve families has further accelerated the growth in market share broadly across our portfolio, as our leaders and teams of employees continue to welcome families and offer all options available to each family every time. Because of the determination of our Managing Partners and teams of employees to serve all families regardless of method of disposition or revenue potential, our Same Store Total Cremation Volume grew to 6,133 contracts or 13.8% over the 5,389 last year, and as our Managing Partners and their employee teams continued to focus on educating families on the many products and service options possible with cremation, our Average Revenue Per Cremation increased to $3,443 or 4.9% in the third quarter over the $3,283 ARPC last year.
Our Same Store Funeral Field EBITDA grew to $25.0 million in the third quarter or 25.4% over the same period last year, while our Acquisition Funeral Field EBITDA increased to $4.0 million or 35.1% over last year, increases that exceeded revenue growth as our Managing Partners focused on optimizing the inherent operating leverage in each business in alignment with their annual Being The Best High Performance Standards. As a result, Same Store Funeral Field EBITDA Margin increased by 340 basis points in the third quarter while our Acquisition Funeral Field EBITDA Margin increased by 660 basis points.
At the beginning of 2020, we changed the annual Funeral Being The Best incentive bonus to 50% of what otherwise would have been paid to Managing Partners that didn’t achieve their Field EBITDA Margin Range (4 percentage points spread). This major incentive change, when combined with 50% of Funeral Performance Standards being updated and rebooted at the end of 2018 (covered in detail in Mel’s 2018 Shareholder Letter) to correlate to 3 year compounded growth in revenue and volumes, has had a significant impact on our funeral revenue and field margin growth in 2020 and 2021.
These core critical recognition and financial rewards modifications together with a large degree of “topgrading” of Funeral Managing Partners in larger “meter moving” funeral homes since September 2018 have led to substantially higher Revenue, Field EBITDA and Field EBITDA Margins across our funeral portfolio. The COVID Pandemic might have accelerated our Funeral High Performance Trends but the foundational high performance elements and concepts of First Who, Then What and Why preceded the beginning of the COVID Pandemic in March 2020.

Cemetery Segment
Over the past fifteen months, we have been in execution mode of our High Performance Sales Plan to generate momentum on the Carriage Cemetery High Performance Flywheel consistently and sustainably over time. This newly created High Performance Sales Culture has produced consistent and increasingly higher sales growth as reflected by the following highlights:
For the Third Quarter of 2021
•Total Cemetery Operating Revenue of $22.7 million or 15.8% higher than last year;
•Total Cemetery Field EBITDA of $10.0 million or 17.8% higher than last year;
•Total Cemetery Field EBITDA Margin of 44.1% or 80 basis points higher than last year;
•Preneed Cemetery Property Sales of $13.5 million or 25.3% higher than last year; and
•Total Cemetery Sales Production of $25.4 Million or 22.8% higher than last year.
For the Nine Months ending September 2021
•Total Cemetery Operating Revenue of $69.4 or 41.6% higher than last year;
•Total Cemetery Field EBITDA of $32.5 million or 84.5% higher than last year;
•Total Cemetery Field EBITDA Margin of 46.8% or 1,090 basis points higher than last year;
•Preneed Cemetery Property Sales of $40.6 million or 55.8% higher than last year; and
•Total Cemetery Sales Production of $76.8 Million or 41.2% higher than last year.
Even with COVID-19 restrictions mandated in many States and Counties, our Cemetery Transformative High Performance accelerated due to the tenacity and drive of our Sales Teams across the Cemetery Portfolio who were able to achieve our goals in alignment with our Being The Best Mission and Vision regardless of the many uncontrollable challenges. We reached critical mass in our cemetery portfolio with three large acquisitions at the end of 2019, developed the sales culture strategy, designed the tools and executed the plan to create sustainable High Performance Sales Teams. The performance result was broadly higher Cemetery Same Store and Acquisition Sales and Total Revenue Trends which in turn produced historically high Field EBITDA and Margin trends in the second half of 2020 and the first nine months of 2021. We can say with 100% certainty that our sales teams are ready, highly energized and resiliently inspired to continue conquering higher altitudes on the Carriage Services Transformational High Performance Rocket we have launched to reach places we have never been before,” concluded Mr. Quezada.
THIRD QUARTER / NINE MONTHS 2021 VERSUS 2020 OVERHEAD/INCENTIVE COMPENSATION
Steve Metzger, Executive Vice President, Chief Administrative Officer and General Counsel, stated “In our first and second quarter earnings releases, we discussed in detail how our Overhead segment is broken into three categories. We highlighted in each of those releases the “Total Variable Overhead” category which consists of two major sub-categories, field and corporate incentive compensation accruals (and payments after each calendar year) and various types of non-recurring items (termination or severance costs, legal settlements, natural disaster related costs, etc.). Given our continued strong performance, we have accrued both corporate and field incentive compensation aggressively throughout the year.
Our Total Variable Overhead increased $3.0 million or 74.2% in the third quarter of 2021 compared to the third quarter of 2020, but only $1 million of the increase was corporate and field incentive compensation equal to about 4 cents per share. The other approximately $2 million consisted of items that were either one-time non-recurring charges or continuing pandemic costs that we expect to diminish to a much lower normalized level in 2022. Total Variable Overhead for the first three quarters of 2021 increased $9.1 million or 96.3% compared to the first three quarters of 2020, of which $5.7 million equal to 25 cents per share was attributable to substantially higher accruals for corporate and field incentive compensation that are directly correlated to the amazing field operating and financial performance of our High Performance Managing Partners and Sales Managers throughout our portfolio of funeral homes and cemeteries.
Total Overhead Margin as a percentage of Total Revenue, which has been elevated this year because of the large increase in incentive compensation accruals and non-recurring or unsustainable “overhead noise,” should normalize over the next fifteen months ending 2022 (before any new acquisitions) within a range of 11% to 12% with Total Variable Overhead comprised of mostly incentive compensation representing about one-third of Total Overhead.
Our High Performance Culture Flywheel highlights “First Who, Then What” for a reason. We are focused on attracting and then motivating the very best talent by closely aligning their annual and five year performance with associated one and five year incentive programs that cannot be found elsewhere in our industry. As these leaders’ performance continues to grow and alignment strengthens, incentive compensation for that talent increases in kind – and that is exactly how “Pay for High and Sustained Performance” incentive compensation should work because our shareholders get rewarded with superior long term compounded investment returns. Simply stated, Best In Class Performance results in Best In Class Incentive Compensation at Carriage, which results in the Best In Class Talent being recruited and retained in all of our critical leadership positions.

THIRD QUARTER AND FIRST NINE MONTHS OVERHEAD COMPARISONS (000'S)
	Three Months Ended September 30,				Nine Months Ended September 30,
Overhead	2020	2021	Variance $	Variance %	2020	2021	Variance $	Variance %

Total Variable	$4,077	$7,103	$3,026	74.2%	$9,450	$18,548	$9,098	96.3%
Total Regional	1,020	1,326	306	30.0%	2,930	3,881	951	32.5%
Total Corporate	4,841	5,855	1,014	20.9%	14,971	16,893	1,922	12.8%
Total Overhead	$9,938	$14,284	$4,346	43.7%	$27,351	$39,322	$11,971	43.8%
% Total Revenue	11.8%	15.0%	320 bp	27.1%	11.4%	14.0%	260 bp	22.8%

Corporate Incentive Comp.	$975	$1,367	$392	40.2%	$2,200	$3,467	$1,267	57.6%
Field Incentive Comp.	2,787	3,411	624	22.4%	5,055	9,510	4,455	88.1%
Separation Expenses	73	99	26	35.6%	621	1,830	1,209	194.7%
Disaster Recovery and Pandemic Costs	312	752	440	141.0%	728	1,753	1,025	140.8%
Acquis/Divest. Expenses	65	84	19	29.2%	283	311	28	9.9%
Other Variable	(135)	1,390	1,525	N/A	563	1,677	1,114	197.9%
Total Variable Overhead	$4,077	$7,103	$3,026	74.2%	$9,450	$18,548	$9,098	96.3%
% Total Revenue	4.8%	7.5%	270 bp	56.3%	3.9%	6.6%	270 bp	69.2%

UPDATE ON ACQUISITION ACTIVITY AND OUTLOOK FOR ACQUISITION GROWTH
Mr. Metzger, continued, “In our second quarter earnings release we explained how our capital allocation priorities remain driven by a disciplined approach focused on generating the greatest return for our shareholders. We encourage everyone to reference our prior release to learn more about these priorities and the metrics we use to guide our capital allocation analysis.
As discussed in prior releases as well as on earnings calls, given the current market price of our shares as compared to the intrinsic value per share calculations we outlined earlier in this release, we continue to believe share repurchases remain one of the best value creation opportunities for our shareholders. With the recent increased share repurchase authority approved by our Board, we will maintain the flexibility to be opportunistic with repurchases as we continuously assess the market price compared to our increasing and sustainable financial performance using metric driven intrinsic value analysis.
The higher operating and financial performance of our portfolio of businesses, together with our new low cost balance sheet is providing the financial strength and flexibility to continue our share repurchase program, invest in internal growth projects such as increased cemetery development, increase our dividend for a third time in the last 18 months, while also maintaining our previously articulated Net Debt to Adjusted Consolidated EBITDA target Leverage Ratio of approximately 4 times or less.
We have also increased the frequency and nature of ongoing conversations with several wonderful business owners who we believe are excellent candidates to join the Carriage Family. We are working closely with these owners to help them learn more about Carriage, our people and our unique locally driven approach defined by our High Performance Culture Framework for operating and consolidating the best remaining independent businesses in the best strategic markets. These discussions have centered around listening to what succession approach and timeline is best for each owner, their teams and their businesses. We believe a strong, long-term win-win partnership begins before a Letter of Intent is ever signed so we are excited about these ongoing conversations and the possible future additions to the Carriage Family in 2022 and beyond.
We do not create pre-determined quarterly or annual targets for acquisition investments for two very important reasons. First, it is impossible to predict when owners of the right businesses will be ready for a succession plan solution and, when they are, what process and timeline will be best for those owners. Secondly, and just as importantly at any given time, there may be other capital allocation opportunities which provide stronger return potential for our shareholders, so we always review potential five to ten year investment returns on any acquisition candidate in comparison to long term returns on other capital allocation options to ensure the highest and best use of our shareholders’ capital. This focus, in lieu of spending or timeline targets, disciplines us to be particularly selective when it comes to acquisitions, given how high the bar currently has been set related to other capital allocation options. With that said, the number of high quality businesses and owners that we have met with recently has grown and we are excited about where these conversations are headed. Stay tuned as we expect the next quarter to bring more developments on this front.
As we look beyond the upcoming quarter, we expect more and more high quality business owners to be ready to transition to the next chapters in their lives over the course of the next 3-5 years. We look forward to the opportunity to share the Carriage Story with these owners and introduce them to our fantastic team. Our experience is that once an owner gets to know us, many will consider us as the succession option that best protects their legacy and allows them to feel confident and excited as they head into that next chapter of their life, while also knowing they will have no regrets about their business continuing to prosper and grow with the Best In Class support provided by Carriage.

The Carriage High Performance Flywheel components of Capital Allocation and Value Creation Dynamics are truly at their best right now. The financial flexibility generated by the high performance of our businesses combined with our disciplined, metric driven capital allocation approach, is truly the value creation “sweet spot” that we have been working towards. Now that this “sweet spot” is in front of us and we are positioned with a strong balance sheet, we will continue to be good, disciplined stewards of our shareholders’ capital as new and exciting opportunities present themselves,” concluded Mr. Metzger.
THE DATA DON’T LIE – A TALE TOLD WITH HIGH PERFORMANCE DATA
Ben Brink, Executive Vice President and Chief Financial Officer, stated, “Our 2021 Annual Theme is: CARRIAGE SERVICES 2021: ACCELERATING HIGH PERFORMANCE FLYWHEEL EFFECT! The performance trend data shown below detailing the incredible transformation in our performance since the end of 2018 is a testament to the dedication and passion of our Managing Partners and their teams across Carriage and demonstrates clearly that Carriage’s High Performance Flywheel only continues to Accelerate!

CARRIAGE HIGH PERFORMANCE TRANSFORMATION
Income Category	(Millions except Per Share)
	2018	2019	2020	12 Months Ending 9/30/2021 (1)	2018 - 12 Months 9/30/21
					$ Change	% Change
Total Revenue	$268.0	$274.1	$329.4	$370.0	$102	38.1%
Total Field EBITDA	$104.3	$109.8	$141.9	$171.8	$67.5	64.7%
Total Field EBITDA Margin %	38.9%	40.0%	43.1%	46.4%	750 bp	19.3%

Adjusted Consolidated EBITDA	$70.2	$76.6	$104.3	$124.1	$53.9	76.8%
Adjusted Consolidated EBITDA Margin %	26.2%	27.9%	31.6%	33.5%	730 bp	27.9%

Adjusted FCF	$42.6	$38.8	$70.0	$77.2	$34.6	81.2%
Adjusted FCF Margin %	15.9%	14.2%	21.2%	20.9%	500 bp	31.4%

Adjusted Diluted EPS	$1.17	$1.25	$1.86	$2.84	$1.67	142.7%
Adjusted Diluted Proforma EPS (1)	$1.17	NA	NA	$3.36	$2.19	187.2%

GAAP Net Income	$11.6	$14.5	$16.1	$28.2	$16.6	143.1%
GAAP Diluted EPS	$0.63	$0.80	$0.89	$1.55	$0.92	146.0%

(1)
Diluted EPS for the most recent 12 months ending 09/30/2021 is adjusted for lower annual interest cost of $6.4 million (pre-tax) from recent refinancing as if new $400 million 4.25% senior notes issued May 2021 was effective on September 30, 2020 and Proforma Diluted Shares outstanding of 16.885 million as of September 30, 2021.

CEMETERY PORTFOLIO HIGH PERFORMANCE TRANSFORMATION
Data/Income Category	(Millions except Interments & Average)
	2018	2019	2020	12 Months Ending 9/30/2021	2018 - 12 Months 9/30/21
					$ Change	% Change
Number of Interments Sold – Preneed	6,360	7,156	9,457	11,368	5,008	78.7%
Preneed Property Average	$3,605	$3,673	$4,049	$4,649	$1,044	29.0%
Net Preneed Property Revenue	$22,927	$26,287	$38,293	$52,851	29,924	130.5%
Total Preneed M&S Revenue	$5,532	$5,653	$9,205	$11,379	$5,847	105.7%
Total Preneed Sales Revenue	$28,459	$31,941	$47,498	$64,230	$35,771	125.7%

Total Cemetery Operating Revenue	$44,918	$49,553	$69,351	$89,723	$44,805	99.7%
Total Cemetery Field EBITDA	$13,840	$17,101	$26,627	$41,491	$27,651	199.8%
Total Cemetery Field EBITDA Margin	30.8%	34.5%	38.4%	46.2%	1,540 bp	50.0%

GAAP Cemetery Operating Income	$14,717	$15,983	$26,859	$38,881	$24,164	164.2%
UPDATED ROLLING FOUR QUARTER OUTLOOK AND TWO YEAR SCENARIO
Given the current strong operating momentum and expectation for continued organic growth across our entire portfolio, we are once again increasing our Rolling Four Quarter Outlook and Roughly Right Range Two Year Scenario ending December 31, 2022. The increases in our range of performance metrics have increased significantly since our update in the second quarter, which continues our policy of adjusting our outlook and scenario higher when we believe such significant increases in our performance valuation metrics are sustainable into the future. We have previously outlined performance drivers within our control that we believed would lead to sustained higher organic growth rates irrespective of the path of COVID-19 and its impact on short term death rates.
All five of these performance drivers were evident in our third quarter and year to date results and provide the basis for our higher expected operational and financial performance as outlined in the updated Roughly Right Range Scenario:
•Increased Cemetery Preneed Property Sales leading to higher Cemetery Revenue growth rates at Record and Sustainable Cemetery Field EBITDA Margins;
•Continuation of local market share gains across our funeral home portfolio;
•Growth in Average Revenue per Funeral Contract, particularly Cremation contracts;
•Incremental Growth of Financial Revenue and Financial EBITDA; and
•Higher Returns on Invested Capital from continued disciplined capital allocation combined with a lower Cost of Capital from lower interest expense due to senior note refinancing completed in the second quarter.
The updated and increased Rolling Four Quarter Outlook and Roughly Right Range Two Year Scenario represent our best and realistic expectations of our performance through the end of next year. The increased expectations for future performance include the full effect of lower annual interest costs ($9.5 million) from our senior note refinancing and a continuation of our share repurchase program equal to about 75% of our Adjusted Free Cash Flow through the end of 2022 conditioned on the market price of our shares remaining highly discounted to our opinion of intrinsic value per share. As part of our year end 2021 earnings release early next year, we intend to provide an updated Roughly Right Range Three Year Scenario ending in 2024 with three different Capital Allocation Scenarios and associated Roughly Right Ranges for our opinion of CSV’s Intrinsic Value Per Share in each of the three Capital Allocation Scenarios for each of the three years ending 2024.

UPDATED ROLLING FOUR QUARTER OUTLOOK / TWO YEAR ROUGHLY RIGHT SCENARIO
Performance Metric	2019A	2020A	LTM	2021	RFQO	2022	3 Year Midpoint CAGR
Total Revenue	$274.1	$329.4	$370.0	$370 - $375	$375 - $385	$380 - $390	12.0%
Total Field EBITDA	$109.8	$141.9	$171.8	$172 - $177	$178 - $184	$180 - $186	18.6%
Total Field EBITDA Margin	40.0%	43.1%	46.4%	46% - 47%	46.5% - 47.5%	46.5% - 47.5%	5.5%
Adjusted Consolidated EBITDA	$76.6	$104.3	$124.1	$124 - $127	$126 - $132	$128 - $134	19.6%
Adjusted Consolidated EBITDA Margin	27.9%	31.6%	33.5%	33.5% - 34.0%	33.5% - 34.5%	33.5% - 34.5%	6.8%
Adjusted Diluted EPS	$1.25	$1.86	$2.84	$3.03 - $3.08	$3.30 - $3.40	$3.50 - $3.60	41.6%
Diluted Shares Outstanding	18.0	18.1	18.4	18.1	17.0	16.5	(2.9)%
Adjusted Proforma(1) Diluted EPS	N/A	N/A	$3.36	$3.45 - $3.55	$3.55 - $3.65	$3.75 - $3.85	44.9%
Proforma(1) Diluted Shares Outstanding	N/A	N/A	16.885	16.3	16.0	15.5	(4.9)%
Adjusted Free Cash Flow	$38.8	$70.0	$77.2	$77 - $82	$80 - $85	$82 - $87	29.6%
Adjusted FCF Margin	14.2%	21.2%	20.9%	20.5% - 21.5%	20.5% - 21.5%	21% - 22%	14.8%
Total Debt Outstanding	$534(2)	$461.1	$497.6	$520 - $530	$530 - $540	$540 - $550	0.9%
Total Debt to EBITDA Multiple	7.0(3)	4.4	4.0	3.9 - 4.1	3.9 - 4.1	3.9 - 4.1	N/A

(1)
Proforma lower interest impact of recent refinancing effective as of January 1, 2021 (pre-tax lower interest cost of $4.0 million for the first half 2021) and Non-GAAP Proforma Diluted Shares Outstanding of 16.885 million as of September 30, 2021. Non-GAAP Diluted Shares Outstanding includes 16.65 Basic Shares Outstanding plus .235 million vested equity options and excludes .512 million shares from in the money and vested shares related to Carriage’s Five Year Good To Great Shareholder Value Creation Incentive Plan.

(2)	January 3, 2020 acquisition of Oakmont Memorial Park & Mortuary and peak debt.
(3)	Does not include proforma EBITDA for acquisitions.
INCREASED ROUGHLY RIGHT RANGE OF INTRINSIC VALUE PER SHARE
Beginning with our press release announcing the completion of our $400 million senior note refinancing transaction on May 13 and again in our second quarter press release on July 27, we have introduced and subsequently updated our opinion of the Roughly Right Range of the Intrinsic Value Per CSV share using a valuation methodology of Free Cash Flow Equity Yield. We view Free Cash Flow Yield as the most appropriate valuation methodology given our ability to produce and sustain a high amount of Free Cash Flow per every dollar of Revenue (21% Adjusted Free Cash Flow Margin) and our ability to invest that Free Cash Flow at high rates of return on invested capital to accelerate the growth in our intrinsic value.
With the completion of our senior note refinancing in May 2021, our weighted average cost of capital was reduced by 100 basis points from 7.4% to 6.4% due to the 237.5 basis point decrease in the interest rate on our new senior notes to 4.25% annually. To calculate our Roughly Right Range basis for Intrinsic Value we have used a Free Cash Flow Equity Yield using 6.4% - 7.4% discount rates which we view as appropriate given our recurring and growing Free Cash Flow and the persistent low interest rate environment globally.
To calculate our updated Roughly Right Range of Intrinsic Value Per CSV Share we used the 16.885 million Proforma Diluted Shares Outstanding as of September 30 which includes the full impact of our year to date share repurchases (1.53 million) and the in the money and vested options (235,000), but excludes the vested but not available to participants shares of our Five Year Good To Great II Shareholder Value Creation Incentive Plan (511,614) ending in 2024 with shares to be delivered in early 2025 to participants still employed at least in their current roles.

Using our $81.2 million of ProForma Adjusted Free Cash Flow we produced over the past twelve months and applying our Free Cash Flow Equity Yield discount rate range of 6.4% - 7.4% which equals an equity market capitalization range of $1,097.3 million to $1,268.8 million. Dividing this equity market capitalization by our Proforma Diluted Shares Outstanding equals an Intrinsic Value Per Share Range of $64.99 - $75.14 on a trailing twelve month basis.
However we believe the most appropriate way to calculate our Roughly Right Range of Intrinsic Value is to use the mid-point of our Roughly Right Range Outlook for 2022 Adjusted Free Cash Flow of $84.5 million. Applying our Free Cash Flow Equity Yield Range of 6.4% - 7.4% discount rate would equal an equity market capitalization range of $1,141.9 million to $1,320.3 million. Dividing this equity market capitalization by our Proforma Diluted Shares of 16.885 million would equal an Intrinsic Value Per Share Range of $67.63 - $78.19. We are therefore increasing our Roughly Right Intrinsic Value Per Share Range to $65 - $75 which is a $10 or 16.7% increase from the second quarter and a $15 or 27.3% increase since we first introduced the Roughly Right Intrinsic Value Per CSV Share a little over five months ago.
We will continue to update this Roughly Right Range of Intrinsic Value Per CSV Share on a quarterly basis and will use it as an important part of our capital allocation strategy decision making process when weighing accretive share repurchases versus our other options.
CAPITAL ALLOCATION FRAMEWORK
In our second quarter release we outlined a more detailed capital allocation framework so investors could have a clear roadmap for how we intend to allocate our growing and recurring Free Cash Flow to grow the per share intrinsic value of CSV shares. Outlined below is our capital allocation framework with updates on each category on our progress in the third quarter and year to date:
•Share Repurchases: We expect to prioritize open market share repurchases when our stock trades at a material discount of 10% or more compared to the bottom of the share price range of our publicly stated opinion of intrinsic value. Share repurchases will also be weighted versus near term larger strategic acquisition opportunities and our Net Debt to Adjusted Consolidated EBITDA Leverage Ratio Policy.
During the third quarter we repurchased 1,203,493 shares for $53.2 million equaling an average purchase price of $44.24 which brought our year to date share repurchase totals to 1,528,197 shares for $65.5 million at an average purchase price of $42.89. The 1,528,197 shares repurchased year to date represent approximately 8.5% of the shares outstanding prior to the start of our repurchase program earlier this year. As Mel previously discussed in his comments, the full impact of our year to date share repurchases and the reduction in actual shares available will be recognized in our reported GAAP diluted shares outstanding at the beginning of next year.
The $42.89 average purchase price on shares repurchased year to date represents a 38.7% discount to the mid-point of our updated intrinsic value per CSV share of $70. Given the large and persistent discount of our market price, to our updated opinion of intrinsic value per share, we continue to view the repurchase of our shares as the highest and best use of our capital at this time.
We are therefore excited to announce the authorization by our Board of an additional $75 million to our share repurchase program which, along with previously approved and available amounts, brings our total availability to approximately $85.1 million. The total availability under our share repurchase authorization is equal to approximately 11.0% of our current equity market capitalization.
•Strategic Acquisitions: We plan to prioritize acquisitions of the best remaining independent funeral homes and cemetery businesses in large strategic growth markets conditioned on the return on invested capital substantially exceeding our cost of capital in the early years of integration and thereafter growing over the intermediate and long term. Our four large and transformative strategic acquisitions at the end of 2019 set a new and much higher standard for capital allocation and strategic growth criteria required for an acquisition candidate to join our portfolio of Being The Best businesses.
As Steve mentioned in his comments, we believe that Carriage has never been better positioned to partner with the best remaining independent funeral homes and cemeteries in the country, and that over the next 3-5 years we will have a significant number of high quality opportunities to grow through selective acquisitions. We intend to remain highly disciplined and strategic in our allocation of capital towards acquisitions in order to ensure a long term annual ROIC of 15% or more on acquired businesses.
•Internal Growth Projects: Our internal growth capital expenditures will be focused on differentiated cemetery inventory development, targeted funeral home remodels and selective construction of new funeral homes in high growth markets to expand strong local brands of existing Carriage businesses.
We have allocated $15.3 million towards capital expenditures in 2021 split between $9.0 million of maintenance capital expenditures and $6.3 million of growth capital expenditures. The majority of our growth capital expenditures have been cemetery inventory development projects as well as selective funeral home remodels. We continue to be excited about the number of organic growth opportunities across our entire portfolio and will continue to focus on those projects that deliver the highest ROIC over the long term.
•Dividends: Annual dividend to approximate 10% of Adjusted Free Cash Flow and a 1% dividend equity yield on CSV shares. We are pleased to announce that our Board has authorized a $0.05 per share increase to our annual dividend to bring our total annual dividend amount to $0.45 per CSV share. This increase aligns perfectly to our previously announce dividend policy and represents our commitment to a balanced approach to capital allocation strategy that will drive superior long term shareholder returns.
Relatedly, on October 27, 2021, our Board declared a quarterly cash dividend of $0.1125 per share of common stock, reflecting this most recent dividend increase, payable on December 1, 2021 to stockholders of record as of close of business on November 9, 2021.
•Debt Repayment: We expect to maintain a moderate Net Debt to Adjusted Consolidated EBITDA Leverage Ratio of 4 times or less, most likely meaning that our total debt will remain relatively flat while Free Cash Flow is allocated to higher ROIC growth opportunities to accelerate intrinsic value per share.
While total debt increased approximately $26.2 million in the third quarter due to the execution of our share repurchase program, our Bank Covenant Compliance Leverage Ratio remained essentially flat at 3.98 times in line with our previously announced Leverage Ratio target of approximately 4 times or below due to accelerating operational and financial high performance across our operating portfolio in the quarter.

ADJUSTED FREE CASH FLOW AND LEVERAGE RATIO

	Nine Months Ended September 30,
	2020	2021
Cash Flow Provided by Operating Activities	$67,822	$69,699
Cash used for Maintenance Capital Expenditures	(5,394)	(8,960)
Free Cash Flow	$62,428	$60,739

Plus: Incremental Special Items:
Federal Tax Refund	(7,012)	—
Acquisition Expenses	159	—
Severance and Separation Costs	563	1,575
Litigation Reserve	270	—
Disaster Recovery and Pandemic Costs	1,312	2,041
Other Special Items	373	1,020
Adjusted Free Cash Flow	$58,093	$65,375

Revenue	$239,360	$279,955

Adjusted Free Cash Flow Margin	24.3%	23.4%
Adjusted Free Cash Flow for the nine months ending September 30, 2021 increased 12.5% to $65.4 million and the Adjusted Free Cash Flow Margin decreased 90 basis points to 23.4%. The Adjusted Free Cash Flow Margin represents the amount of cash generated for every dollar of Revenue that is available for shareholder value creation capital allocation. We believe it is an important metric for investors to gauge the accelerating Free Cash Flow earnings power of Carriage.
For the last twelve months Adjusted Free Cash Flow totaled $77.2 million and Adjusted Free Cash Flow Margin was 20.9%. Third quarter Adjusted Free Cash Flow declined $1.7 million or 6.1% to $25.9 million compared to third quarter 2020 primarily due to higher spending on maintenance capital expenditures in the quarter.
Bank Covenant Compliance Leverage Ratio was 3.98 times at the end of the third quarter compared to 3.92 times at the end of the second quarter. The continuation of our strong operating performance in the third quarter allowed us to keep our Leverage Ratio essentially flat, while investing $50.0 million to repurchase Carriage shares at a significant discount to the updated intrinsic value per share range. The ability to execute on a highly accretive share repurchase program and maintain a more moderate Bank Covenant Compliance Leverage Ratio is a perfect example of the greater financial flexibility Carriage has after the senior note refinancing transaction we completed in the second quarter. We intend to maintain the necessary financial flexibility with a moderate Leverage Ratio of approximately 4 times or below while allocating capital opportunistically and with discipline going forward.

TRUST FUND INVESTMENT PERFORMANCE

	YTD 2021	12 months Ended Q3 2021	Annualized 2009 - Q3 2021
CSV Discretionary Portfolio	13.8%	31.7%	14.2%
S&P 500	15.9%	30.0%	15.4%
DJIA	12.1%	24.2%	14.0%
NASDAQ	12.7%	30.3%	20.4%
HY Bond Index	4.5%	11.3%	10.7%
70/30 HY/S&P Bond	7.9%	16.9%	12.4%
Through the third quarter our year to date return for our discretionary trust portfolio was 13.8% versus 15.9% for the S&P 500 and 7.9% for our 70/30 HY Bond/S&P 500 benchmark. For the last twelve months our total return for our discretionary trust portfolio was 31.7% compared to 30.0% for the S&P 500 and 16.9% for our 70/30 HY Bond/S&P 500 benchmark.
Our discretionary trust fund portfolio continued to benefit from the repositioning strategy we executed in the middle of the COVID-19 Market Crisis last year. Since we executed on our repositioning strategy we have realized approximately $30 million of capital gains and increased the recurring annual interest and dividend income in the portfolio by $8 million to $17.4 million. Given the recurring amount of annual income and the high amount of capital gains that have accrued to underlying preneed contracts we believe we have positioned our discretionary trust fund portfolio to contribute incremental increases to Financial Revenue and Financial EBITDA for many years to come through higher realized values of maturing preneed funeral and cemetery contracts combined with high amounts of annual income earned through our cemetery perpetual care trusts,” concluded Mr. Brink.
CONFERENCE CALL AND INVESTOR RELATIONS CONTACT
Carriage Services has scheduled a conference call for tomorrow, October 28, 2021 at 9:30 a.m. Central time. To participate in the call, please dial 866-516-3867 (conference ID-1229337) and ask for the Carriage Services conference call. A replay of the conference call will be available through November 2, 2021 and may be accessed by dialing 855-859-2056 (conference ID-1229337). The conference call will also be available at www.carriageservices.com. For any investor relations questions, please contact Ben Brink at 713-332-8441 or email InvestorRelations@carriageservices.com.

CARRIAGE SERVICES, INC.
OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2021	% Change	2020	2021	% Change

Same Store Contracts
Atneed Contracts	7,828	9,130	16.6%	22,935	26,159	14.1%
Preneed Contracts	1,614	1,534	(5.0%)	4,668	4,634	(0.7%)
Total Same Store Funeral Contracts	9,442	10,664	12.9%	27,603	30,793	11.6%
Acquisition Contracts
Atneed Contracts	1,470	1,619	10.1%	4,864	4,985	2.5%
Preneed Contracts	149	120	(19.5%)	429	381	(11.2%)
Total Acquisition Funeral Contracts	1,619	1,739	7.4%	5,293	5,366	1.4%
Total Funeral Contracts	11,061	12,403	12.1%	32,896	36,159	9.9%

Funeral Operating Revenue
Same Store Revenue	$47,865	$55,502	16.0%	$139,126	$159,728	14.8%
Acquisition Revenue	8,205	9,354	14.0%	26,113	28,050	7.4%
Total Funeral Operating Revenue	$56,070	$64,856	15.7%	$165,239	$187,778	13.6%

Cemetery Operating Revenue
Same Store Revenue	$14,391	$16,342	13.6%	$36,952	$47,883	29.6%
Acquisition Revenue	5,220	6,362	21.9%	12,075	21,517	78.2%
Total Cemetery Operating Revenue	$19,611	$22,704	15.8%	$49,027	$69,400	41.6%

Total Financial Revenue	$5,631	$5,639	0.1%	$14,626	$16,750	14.5%

Ancillary Revenue	$1,196	$1,096	(8.4%)	$3,464	$3,391	(2.1%)

Total Divested/Planned Divested Revenue	$1,885	$746	(60.4%)	$7,004	$2,636	(62.4%)

Total Revenue	$84,393	$95,041	12.6%	$239,360	$279,955	17.0%

Field EBITDA
Same Store Funeral Field EBITDA	$19,903	$24,960	25.4%	$56,687	$69,454	22.5%
Same Store Funeral Field EBITDA Margin	41.6%	45.0%	340 bp	40.7%	43.5%	280 bp
Acquisition Funeral Field EBITDA	2,942	3,974	35.1%	9,944	11,702	17.7%
Acquisition Funeral Field EBITDA Margin	35.9%	42.5%	660 bp	38.1%	41.7%	360 bp
Total Funeral Field EBITDA	$22,845	$28,934	26.7%	$66,631	$81,156	21.8%
Total Funeral Field EBITDA Margin	40.7%	44.6%	390 bp	40.3%	43.2%	290 bp

Same Store Cemetery Field EBITDA	$6,161	$6,465	4.9%	$13,002	$20,076	54.4%
Same Store Cemetery Field EBITDA Margin	42.8%	39.6%	(320 bp)	35.2%	41.9%	670 bp
Acquisition Cemetery Field EBITDA	2,335	3,547	51.9%	4,597	12,386	169.4%
Acquisition Cemetery Field EBITDA Margin	44.7%	55.8%	1,110 bp	38.1%	57.6%	1,950 bp
Total Cemetery Field EBITDA	$8,496	$10,012	17.8%	$17,599	$32,462	84.5%
Total Cemetery Field EBITDA Margin	43.3%	44.1%	80 bp	35.9%	46.8%	1,090 bp

Total Financial EBITDA	$5,282	$5,225	(1.1%)	$13,634	$15,588	14.3%
Total Financial EBITDA Margin	93.8%	92.7%	(110 bp)	93.2%	93.1%	(10 bp)

Ancillary EBITDA	$292	$274	(6.2%)	$908	$790	(13.0%)
Ancillary EBITDA Margin	24.4%	25.0%	60 bp	26.2%	23.3%	(290 bp)

Total Divested/Planned Divested EBITDA	$394	$206	(47.7%)	$1,852	$456	(75.4%)
Total Divested/Planned Divested EBITDA Margin	20.9%	27.6%	670 bp	26.4%	17.3%	(910 bp)

Total Field EBITDA	$37,309	$44,651	19.7%	$100,624	$130,452	29.6%
Total Field EBITDA Margin	44.2%	47.0%	280 bp	42.0%	46.6%	460 bp

OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2021	% Change	2020	2021	% Change

Overhead
Total Variable Overhead	$4,077	$7,103	74.2%	$9,450	$18,548	96.3%
Total Regional Fixed Overhead	1,020	1,326	30.0%	2,930	3,881	32.5%
Total Corporate Fixed Overhead	4,841	5,855	20.9%	14,971	16,893	12.8%
Total Overhead	$9,938	$14,284	43.7%	$27,351	$39,322	43.8%
Overhead as a percentage of Revenue	11.8%	15.0%	320 bp	11.4%	14.0%	260 bp

Consolidated EBITDA	$27,371	$30,367	10.9%	$73,273	$91,130	24.4%
Consolidated EBITDA Margin	32.4%	32.0%	(40 bp)	30.6%	32.6%	200 bp

Other Expenses and Interest
Depreciation & Amortization	$5,033	$4,950		$14,280	$15,486
Non-Cash Stock Compensation	927	1,294		2,473	3,832
Interest Expense	8,007	5,076		24,787	20,138
Accretion of Discount on Convertible Sub. Notes	69	—		200	20
Loss on Extinguishment of Debt	6	—		6	23,807
Net Loss on Divestitures	4,917	282		4,917	179
Impairment of Goodwill and Other	—	500		14,693	500
Net Loss on Disposal of Fixed Assets	—	76		—	698
Other, Net	28	21		34	87
Pre-Tax Income	$8,384	$18,168		$11,883	$26,383
Net Tax Expense	2,859	5,122		4,158	6,571
GAAP Net Income	$5,525	$13,046	136.1%	$7,725	$19,812	156.5%

Special Items
Acquisition Expenses	$—	$—		$159	$—
Severance and Separation Costs	—	—		563	1,575
Performance Awards Cancellation and Exchange	108	—		180	—
Accretion of Discount on Convertible Sub. Notes	69	—		200	20
Net Loss on Divestitures and Other Costs	4,917	282		4,917	179
Net Impact of Impairment of Goodwill and Other	—	500		14,769	500
Litigation Reserve	—	—		270	—
Loss on Extinguishment of Debt	—	—		—	23,807
Disaster Recovery and Pandemic Costs	340	1,002		1,312	2,041
Other Special Items	(60)	1,020		410	2,354
Sum of Special Items	$5,374	$2,804		$22,780	$30,476
Tax Effect on Special Items	1,755	738		7,243	8,619
Adjusted Net Income	$9,144	$15,112	65.3%	$23,262	$41,669	79.1%
Adjusted Net Income Margin	10.8%	15.9%	510 bp	9.7%	14.9%	520 bp

Adjusted Basic Earnings Per Share	$0.51	$0.86	68.6%	$1.30	$2.34	80.0%
Adjusted Diluted Earnings Per Share	$0.51	$0.82	60.8%	$1.30	$2.27	74.6%

GAAP Basic Earnings Per Share	$0.31	$0.74	138.7%	$0.43	$1.11	158.1%
GAAP Diluted Earnings Per Share	$0.31	$0.71	129.0%	$0.43	$1.08	151.2%

Weighted Average Basic Shares Outstanding	17,895	17,499		17,853	17,809
Weighted Average Diluted Shares Outstanding	17,932	18,246		17,893	18,365

Reconciliation to Adjusted Consolidated EBITDA
Consolidated EBITDA	$27,371	$30,367	10.9%	$73,273	$91,130	24.4%
Acquisition Expenses	—	—		159	—
Severance and Separation Costs	—	—		563	1,575
Litigation Reserve	—	—		270	—
Disaster Recovery and Pandemic Costs	340	1,002		1,312	2,041
Other Special Items	(45)	1,020		373	1,020
Adjusted Consolidated EBITDA	$27,666	$32,389	17.1%	$75,950	$95,766	26.1%
Adjusted Consolidated EBITDA Margin	32.8%	34.1%	130 bp	31.7%	34.2%	250 bp

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

		(unaudited)
	December 31, 2020	September 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$889	$1,088
Accounts receivable, net	25,103	26,213
Inventories	7,259	7,376
Prepaid and other current assets	2,076	2,191
Total current assets	35,327	36,868
Preneed cemetery trust investments	86,604	97,489
Preneed funeral trust investments	101,235	108,404
Preneed cemetery receivables, net	21,081	22,932
Receivables from funeral preneed trusts, net	16,844	18,665
Property, plant and equipment, net	269,051	267,756
Cemetery property, net	101,134	100,505
Goodwill	392,978	391,972
Intangible and other non-current assets, net	29,542	29,437
Operating lease right-of-use assets	21,201	18,307
Cemetery perpetual care trust investments	70,828	71,640
Total assets	$1,145,825	$1,163,975
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and lease obligations	$3,432	$3,041
Accounts payable	11,259	14,510
Accrued and other liabilities	31,138	43,147
Convertible subordinated notes due 2021	2,538	—
Total current liabilities	48,367	60,698
Acquisition debt, net of current portion	4,482	4,359
Credit facility	46,064	85,418
Senior notes	395,968	394,456
Obligations under finance leases, net of current portion	5,531	5,258
Obligations under operating leases, net of current portion	20,302	18,951
Deferred preneed cemetery revenue	47,846	49,480
Deferred preneed funeral revenue	27,992	29,945
Deferred tax liability	46,477	43,044
Other long-term liabilities	4,748	3,045
Deferred preneed cemetery receipts held in trust	86,604	97,489
Deferred preneed funeral receipts held in trust	101,235	108,404
Care trusts’ corpus	69,707	70,960
Total liabilities	905,323	971,507
Commitments and contingencies
Stockholders’ equity:
Common stock	260	262
Additional paid-in capital	239,989	237,681
Retained earnings	102,303	122,115
Treasury stock	(102,050)	(167,590)
Total stockholders’ equity	240,502	192,468
Total liabilities and stockholders’ equity	$1,145,825	$1,163,975

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2021	2020	2021

Revenue:
Service revenue	$41,218	$46,210	$120,830	$134,086
Property and merchandise revenue	36,298	42,043	100,211	125,545
Other revenue	6,877	6,788	18,319	20,324
	84,393	95,041	239,360	279,955
Field costs and expenses:
Cost of service	19,945	20,523	59,624	61,073
Cost of merchandise	25,886	28,632	75,561	84,672
Cemetery property amortization	1,471	1,521	3,445	5,213
Field depreciation expense	3,233	3,154	9,770	9,432
Regional and unallocated funeral and cemetery costs	4,731	6,812	11,204	18,655
Other expenses	1,253	1,235	3,551	3,758
	56,519	61,877	163,155	182,803
Gross profit	27,874	33,164	76,205	97,152

Corporate costs and expenses:
General, administrative and other	6,134	8,766	18,620	24,499
Home office depreciation and amortization	329	275	1,065	841
Net loss on divestitures, disposals and impairment charges	4,917	858	19,610	1,377
Operating income	16,494	23,265	36,910	70,435

Interest expense	(8,007)	(5,076)	(24,787)	(20,138)
Accretion of discount on convertible subordinated notes	(69)	—	(200)	(20)
Loss on extinguishment of debt	(6)	—	(6)	(23,807)
Other, net	(28)	(21)	(34)	(87)
Income before income taxes	8,384	18,168	11,883	26,383
Expense for income taxes	(2,851)	(5,125)	(4,014)	(7,466)
Tax adjustment related to certain discrete items	(8)	3	(144)	895
Total expense for income taxes	(2,859)	(5,122)	(4,158)	(6,571)
Net income	$5,525	$13,046	$7,725	$19,812

Basic earnings per common share:	$0.31	$0.74	$0.43	$1.11
Diluted earnings per common share:	$0.31	$0.71	$0.43	$1.08

Dividends declared per common share:	$0.0875	$0.1000	$0.2375	$0.3000

Weighted average number of common and common equivalent shares outstanding:
Basic	17,895	17,499	17,853	17,809
Diluted	17,932	18,246	17,893	18,365

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Nine Months Ended September 30,
	2020	2021
Cash flows from operating activities:
Net income	$7,725	$19,812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,280	15,486
Provision for credit losses	1,837	1,426
Stock-based compensation expense	2,473	3,832
Deferred income tax expense (benefit)	4,750	(3,433)
Amortization of intangibles	981	968
Amortization of debt issuance costs	592	459
Amortization and accretion of debt	428	319
Loss on extinguishment of debt	6	23,807
Net loss on divestitures, disposals and impairment charges	19,855	1,558
Gain on insurance reimbursements	(54)	—
Other	19	—
Changes in operating assets and liabilities that provided (required) cash:
Accounts and preneed receivables	(436)	(4,387)
Inventories, prepaid and other current assets	3,241	(266)
Intangible and other non-current assets	(776)	(887)
Preneed funeral and cemetery trust investments	(2,781)	(23,355)
Accounts payable	1,155	(845)
Accrued and other liabilities	9,770	9,643
Deferred preneed funeral and cemetery revenue	1,319	3,587
Deferred preneed funeral and cemetery receipts held in trust	3,438	21,975
Net cash provided by operating activities	67,822	69,699

Cash flows from investing activities:
Acquisition of businesses and real estate	(28,011)	(3,285)
Proceeds from divestitures and sale of other assets	7,416	4,375
Proceeds from insurance reimbursements	97	2,946
Capital expenditures	(10,034)	(15,252)
Net cash used in investing activities	(30,532)	(11,216)

Cash flows from financing activities:
Borrowings from the credit facility	89,300	154,968
Payments against the credit facility	(117,100)	(115,268)
Payment of call premium for the redemption of the senior notes due 2026	—	(19,876)
Payment of debt issuance and transaction costs	(78)	(6,554)
Conversions and maturity of the convertible subordinated notes due 2021	(4,563)	(3,980)
Payments on acquisition debt and obligations under finance leases	(1,060)	(658)
Payments on contingent consideration recorded at acquisition date	(169)	(461)
Proceeds from the exercise of stock options and employee stock purchase plan contributions	921	2,107
Taxes paid on restricted stock vestings and exercises of stock options	(281)	(1,433)
Dividends paid on common stock	(4,251)	(5,390)
Purchase of treasury stock	—	(61,739)
Net cash used in financing activities	(37,281)	(58,284)

Net increase in cash and cash equivalents	9	199
Cash and cash equivalents at beginning of year	716	889
Cash and cash equivalents at end of year	$725	$1,088

NON-GAAP FINANCIAL MEASURES
This press release uses Non-GAAP financial measures to present the financial performance of the Company. Our non-GAAP reporting provides a transparent framework of our operating and financial performance that reflects the earning power of the Company as an operating and consolidation platform.
Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe the Non-GAAP results are useful to investors to compare our results to previous periods, to provide insight into the underlying long-term performance trends in our business and to provide the opportunity to differentiate ourselves as the best consolidation platform in the industry against the performance of other funeral and cemetery companies.
Reconciliations of the Non-GAAP financial measures to GAAP measures are also provided in this press release.
The term “same store” refers to funeral homes and cemeteries acquired prior to January 1, 2017 and owned and operated for the entirety of each period being presented, excluding certain funeral home and cemetery businesses that we intend to divest. The term “acquired” or “acquisition” refers to funeral homes and cemeteries purchased after December 31, 2016, excluding any funeral home and cemetery businesses that we intend to divest.
The Non-GAAP financial measures used in this press release and the definitions of them used by the Company for our internal management purposes in this press release are described below.
•Special Items are defined as charges or credits included in our GAAP financial statements that can vary from period to period and are not reflective of costs incurred in the ordinary course of our operations. In 2020, Special Items are taxed at the federal statutory rate of 21.0%, except the Net (Gain) Loss on Divestitures and Other Costs and the Net Impact of Impairment of Goodwill and Other, which are taxed at the operating tax rate in the respective quarter. In Q1 2021, Special Items are taxed at the federal statutory rate of 21.0%, except the Net (Gain) Loss on Divestitures and Other Costs, which are taxed at the operating tax rate. In Q2 and Q3 2021, all Special Items are taxed at the operating tax rate and include adjustments to reflect prior quarter Special Items at the operating tax rate on year-to-date basis. The Accretion of Discount on Convertible Subordinated Notes and the Tax Adjustment Related to Certain Discrete Items are not tax effected.
•Adjusted Net Income is defined as net income after adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Adjusted Net Income Margin is defined as Adjusted Net Income as a percentage of total revenue.
•Consolidated EBITDA is defined as net income before income taxes, interest expenses, non-cash stock compensation, depreciation and amortization, and interest income and other, net.
•Consolidated EBITDA Margin is defined as Consolidated EBITDA as a percentage of total revenue.
•Adjusted Consolidated EBITDA is defined as Consolidated EBITDA after adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Adjusted Consolidated EBITDA Margin is defined as Adjusted Consolidated EBITDA as a percentage of total revenue.
•Adjusted Free Cash Flow is defined as cash flow provided by operating activities, adjusted by Special Items as deemed necessary, less cash for maintenance capital expenditures.
•Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow as a percentage of total revenue.

•Funeral Field EBITDA is defined as funeral operating income, excluding depreciation and amortization, regional and unallocated costs, gain/loss on divestitures and impairment charges, Financial EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA related to the Funeral Home segment.
•Funeral Field EBITDA Margin is defined as Funeral Field EBITDA as a percentage of total funeral operating revenue.
•Cemetery Field EBITDA is defined as cemetery operating income, excluding depreciation and amortization, regional and unallocated costs, gain/loss on divestitures and impairment charges, Financial EBITDA and Divested/Planned Divested EBITDA related to the Cemetery segment.
•Cemetery Field EBITDA Margin is defined as Cemetery Field EBITDA as a percentage of total cemetery operating revenue.
•Preneed Cemetery Property Sales is defined as cemetery property sold prior to death.
•Cemetery Sales Production is defined as all cemetery property, including merchandise and services, sold prior to death and at the time of death.
•Funeral Financial EBITDA is defined as Funeral Financial Revenue (preneed funeral insurance commissions and preneed funeral trust and insurance) less the related expenses. Funeral Financial Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Condensed Consolidated Statement of Operations.
•Funeral Financial EBITDA Margin is defined as Funeral Financial EBITDA as a percentage of Funeral Financial Revenue.
•Cemetery Financial EBITDA is defined as Cemetery Financial Revenue (preneed cemetery trust earnings and preneed cemetery finance charges) less the related expenses. Cemetery Financial Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Condensed Consolidated Statement of Operations.
•Cemetery Financial EBITDA Margin is defined as Cemetery Financial EBITDA as a percentage of Cemetery Financial Revenue.
•Total Financial Revenue is the sum of Funeral Financial Revenue (preneed funeral insurance commissions and preneed funeral trust and insurance) and Cemetery Financial Revenue (preneed cemetery trust earnings and preneed cemetery finance charges).
•Total Financial EBITDA is the sum of Funeral Financial EBITDA and Cemetery Financial EBITDA.
•Total Financial EBITDA Margin is defined as Total Financial EBITDA as a percentage of Funeral Financial Revenue and Cemetery Financial Revenue.
•Ancillary Revenue is defined as revenues from our ancillary businesses, which include a flower shop, pet cremation business and online cremation business. Ancillary Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Condensed Consolidated Statement of Operations.
•Ancillary EBITDA is defined as Ancillary Revenue, less expenses related to our ancillary businesses noted above.
•Ancillary EBITDA Margin is defined as Ancillary EBITDA as a percentage of Ancillary Revenue.
•Divested/Planned Divested Revenue is defined as revenues from certain funeral home and cemetery businesses that we have divested and intend to divest.
•Divested/Planned Divested EBITDA is defined as Divested/Planned Divested Revenue, less field level and financial expenses related to the divested/planned divested businesses noted above.
•Divested/Planned Divested EBITDA Margin is defined as Divested/Planned Divested EBITDA as a percentage of Divested/Planned Divested Revenue.
•Total Field EBITDA is the sum of Funeral Field EBITDA, Cemetery Field EBITDA, Total Financial EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA.

•Total Field EBITDA Margin is defined as Total Field EBITDA as a percentage of total revenue.
•Adjusted Basic Earnings Per Share (EPS) is defined as GAAP basic earnings per share, adjusted for Special Items.
•Adjusted Diluted Earnings Per Share (EPS) is defined as GAAP diluted earnings per share, adjusted for Special Items.
•Total Debt Outstanding is defined as indebtedness under our bank credit facility, Senior Notes due 2029, acquisition debt and finance leases.
•Total Debt to EBITDA Multiple/Ratio is defined as Total Debt Outstanding to Adjusted Consolidated EBITDA.
Funeral Field EBITDA and Cemetery Field EBITDA
Our operations are reported in two business segments: Funeral Home Operations and Cemetery Operations. Our Field level results highlight trends in volumes, Revenue, Field EBITDA (the individual business’ cash earning power/locally controllable business profit) and Field EBITDA Margin (the individual business’ controllable profit margin).
Funeral Field EBITDA and Cemetery Field EBITDA are defined above. Funeral and Cemetery Operating Income is defined as Revenue less “Field costs and expenses” — a line item encompassing these areas of costs: i) Funeral and cemetery field costs, ii) Field depreciation and amortization expense, iii) Regional and unallocated funeral and cemetery costs, and iv) Gain/loss on divestitures, disposals and impairment charges. Funeral and cemetery field costs include cost of service, funeral and cemetery merchandise costs, operating expenses, labor and other related expenses incurred at the business level.
Regional and unallocated funeral and cemetery costs presented in our GAAP statement consist primarily of salaries and benefits of our Regional leadership, incentive compensation opportunity to our Field employees and other related costs for field infrastructure. These costs, while necessary to operate our businesses as currently operated within our unique, decentralized platform, are not controllable operating expenses at the Field level as the composition, structure and function of these costs are determined by executive leadership in the Houston Support Center. These costs are components of our overall overhead platform presented within Consolidated EBITDA and Adjusted Consolidated EBITDA. We do not directly or indirectly “push down” any of these expenses to the individual business’ field level margins.
We believe that our “Regional and unallocated funeral and cemetery costs” are necessary to support our decentralized, high performance culture operating framework, and as such, are included in Consolidated EBITDA and Adjusted Consolidated EBITDA, which more accurately reflects the cash earning power of the Company as an operating and consolidation platform.
Consolidated EBITDA and Adjusted Consolidated EBITDA
Consolidated EBITDA and Adjusted Consolidated EBITDA are defined above. Our Adjusted Consolidated EBITDA include adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, our Total Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are supplemental measures of operating performance that we believe are useful measures to facilitate comparisons to our historical consolidated and business level performance and operating results.

We believe our presentation of Adjusted Consolidated EBITDA, a key metric used internally by our management, provides investors with a supplemental view of our operating performance that facilitates analysis and comparisons of our ongoing business operations because it excludes items that may not be indicative of our ongoing operating performance.
Limitations of the Usefulness of These Measures
Our Total Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Our presentation is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Funeral Field EBITDA, Cemetery Field EBITDA, Funeral Financial EBITDA, Cemetery Financial EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA are not consolidated measures of profitability.
Funeral and Cemetery Field EBITDA excludes certain costs presented in our GAAP statement that we do not allocate to the individual business’ field level margins, as noted above. A reconciliation to Funeral and Cemetery Operating Income, the most directly comparable GAAP measure, is set forth below.
Consolidated EBITDA excludes certain items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations. A reconciliation to Net Income, the most directly comparable GAAP measure, is set forth below.
Therefore, these measures may not provide a complete understanding of our performance and should be reviewed in conjunction with our GAAP financial measures. Carriage Services strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of certain financial measures that are not GAAP measures. The Non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures, all of which are reflected in the tables below.
Reconciliation of Net Income (Loss) to Adjusted Net Income (in thousands):

	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021
Net Income (Loss)	$5,525	$8,365	$12,933	$(6,167)	$13,046
Special Items
Acquisition Expenses	—	(170)	—	—	—
Severance and Separation Costs	—	—	1,575	—	—
Performance Awards Cancellation and Exchange	108	108	—	—	—
Accretion of Discount on Convertible Subordinated Notes(1)	69	16	20	—	—
Loss on Extinguishment of Debt	—	—	—	23,807	—
Net (Gain) Loss on Divestitures and Other Costs	4,917	1,947	(308)	205	282
Net Impact of Impairment of Goodwill and Other	—	183	—	—	500
Disaster Recovery and Pandemic Costs	340	315	894	145	1,002
Other Special Items	(60)	—	—	1,334	1,020
Tax Adjustment Related to Certain Discrete Items (1)	—	400	—	—	—
Sum of Special Items	5,374	2,799	2,181	25,491	2,804
Tax Effect on Special Items(2)	1,755	743	424	7,457	738
Adjusted Net Income	$9,144	$10,421	$14,690	$11,867	$15,112

(1)	The Accretion of Discount on Convertible Subordinated Notes and the Tax Adjustment Related to Certain Discrete Items are not tax effected.
(2)	In 2020, Special Items are taxed at the federal statutory rate of 21.0%, except the Net (Gain) Loss on Divestitures and Other Costs and the Net Impact of Impairment of Goodwill and Other, which are taxed at the operating tax rate in the respective quarter. In Q1 2021, Special Items are taxed at the federal statutory rate of 21.0%, except the Net (Gain) Loss on Divestitures and Other Costs, which are taxed at the operating tax rate. In Q2 and Q3 2021, all Special Items are taxed at the operating tax rate and include adjustments to reflect prior quarter Special Items at the operating tax rate on year-to-date basis.

Reconciliation of Net Income (Loss) to Consolidated EBITDA, Adjusted Consolidated EBITDA (in thousands) and Adjusted Consolidated EBITDA Margin:

	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021
Net Income (Loss)	$5,525	$8,365	$12,933	$(6,167)	$13,046
Total Expense (Benefit) for Income Taxes	2,859	4,394	5,641	(4,192)	5,122
Income (Loss) Before Income Taxes	$8,384	$12,759	$18,574	$(10,359)	$18,168

Interest Expense	8,007	7,728	7,584	7,478	5,076
Accretion of Discount on Convertible Subordinated Notes	69	16	20	—	—
Non-Cash Stock Compensation	927	897	1,308	1,230	1,294
Depreciation & Amortization	5,033	5,109	4,942	5,594	4,950
Loss on Extinguishment of Debt	6	—	—	23,807	—
Net (Gain) Loss on Divestitures	4,917	1,832	(308)	205	282
Impairment of Goodwill and Other	—	—	—	—	500
Net Loss on Disposal of Fixed Assets	—	—	—	622	76
Other, Net	28	(186)	68	(2)	21
Consolidated EBITDA	$27,371	$28,155	$32,188	$28,575	$30,367
Adjusted For:
Acquisition Expenses	—	(170)	—	—	—
Severance and Separation Costs	—	—	1,575	—	—
Disaster Recovery and Pandemic Costs	340	315	894	145	1,002
Other Special Items	(45)	—	—	—	1,020
Adjusted Consolidated EBITDA	$27,666	$28,300	$34,657	$28,720	$32,389

Revenue	$84,393	$90,088	$96,637	$88,277	$95,041

Adjusted Consolidated EBITDA Margin	32.8%	31.4%	35.9%	32.5%	34.1%
Reconciliation of Funeral and Cemetery Operating Income to Funeral and Cemetery Field EBITDA (in thousands):

	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021
Funeral Operating Income (GAAP)	$13,975	$19,467	$25,876	$16,604	$22,924
Depreciation & Amortization	2,885	2,862	2,769	2,766	2,761
Regional & Unallocated Costs	3,859	5,375	4,569	4,023	4,907
Net (Gain) Loss on Divestitures, Disposals and Impairment Charges	4,917	1,832	(308)	791	763
Less:
Funeral Financial EBITDA	(2,130)	(2,171)	(2,261)	(1,888)	(1,960)
Ancillary EBITDA	(292)	(278)	(242)	(274)	(274)
Funeral Divested/Planned Divested EBITDA	(369)	(240)	(107)	(96)	(187)
Funeral Field EBITDA	$22,845	$26,847	$30,296	$21,926	$28,934

	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021
Cemetery Operating Income (GAAP)	$8,982	$8,419	$9,493	$11,498	$9,471
Depreciation & Amortization	1,819	1,885	1,884	2,551	1,914
Regional & Unallocated Costs	872	1,478	1,504	1,747	1,905
Net Loss on Divestitures, Disposals and Impairment Charges	—	—	—	34	6
Less:
Cemetery Financial EBITDA	(3,152)	(2,752)	(3,044)	(3,170)	(3,265)
Cemetery Divested/Planned Divested EBITDA	(25)	(1)	(31)	(16)	(19)
Cemetery Field EBITDA	$8,496	$9,029	$9,806	$12,644	$10,012
Components of Total Field EBITDA (in thousands):

	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021
Funeral Field EBITDA	$22,845	$26,847	$30,296	$21,926	$28,934
Cemetery Field EBITDA	8,496	9,029	9,806	12,644	10,012
Funeral Financial EBITDA	2,130	2,171	2,261	1,888	1,960
Cemetery Financial EBITDA	3,152	2,752	3,044	3,170	3,265
Ancillary EBITDA	292	278	242	274	274
Funeral Divested/Planned Divested EBITDA	369	240	107	96	187
Cemetery Divested/Planned Divested EBITDA	25	1	31	16	19
Total Field EBITDA	$37,309	$41,318	$45,787	$40,014	$44,651
Reconciliation of Funeral and Cemetery Operating Income to Funeral and Cemetery Field EBITDA (in thousands):

	Nine Months Ended September 30,
	2020	2021
Funeral Operating Income (GAAP)	$38,155	$65,404
Depreciation & Amortization	8,724	8,296
Regional & Unallocated Costs	8,973	13,499
Net (Gain) Loss on Divestitures, Disposals and Impairment Charges	19,610	1,246
Less:
Funeral Financial EBITDA	(6,094)	(6,109)
Ancillary EBITDA	(908)	(790)
Funeral Divested/Planned Divested EBITDA	(1,829)	(390)
Funeral Field EBITDA	$66,631	$81,156

	Nine Months Ended September 30,
	2020	2021
Cemetery Operating Income (GAAP)	$18,440	$30,462
Depreciation & Amortization	4,491	6,349
Regional & Unallocated Costs	2,231	5,156
Net Loss on Divestitures, Disposals and Impairment Charges	—	40
Less:
Cemetery Financial EBITDA	(7,540)	(9,479)
Cemetery Divested/Planned Divested EBITDA	(23)	(66)
Cemetery Field EBITDA	$17,599	$32,462

Components of Total Field EBITDA (in thousands):

	Nine Months Ended September 30,
	2020	2021
Funeral Field EBITDA	$66,631	$81,156
Cemetery Field EBITDA	17,599	32,462
Funeral Financial EBITDA	6,094	6,109
Cemetery Financial EBITDA	7,540	9,479
Ancillary EBITDA	908	790
Funeral Divested/Planned Divested EBITDA	1,829	390
Cemetery Divested/Planned Divested EBITDA	23	66
Total Field EBITDA	$100,624	$130,452
Reconciliation of GAAP Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share:

	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021
GAAP Diluted Earnings (Loss) Per Share	$0.31	$0.46	$0.71	$(0.33)	$0.71
Special Items	0.20	0.11	0.10	0.97	0.11
Adjusted Diluted Earnings Per Share	$0.51	$0.57	$0.81	$0.64	$0.82
Reconciliation of Cash flow provided by operations to Adjusted Free Cash Flow (in thousands) and Adjusted Free Cash Flow Margin:

	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021
Cash Flow Provided by Operating Activities	$36,821	$15,093	$26,811	$14,630	$28,258
Cash used for Maintenance Capital Expenditures	(2,496)	(3,368)	(2,140)	(2,462)	(4,358)
Free Cash Flow	$34,325	$11,725	$24,671	$12,168	$23,900

Plus: Incremental Special Items:
Federal Tax Refund	(7,012)	—	—	—	—
Acquisition Expenses	—	(170)	—	—	—
Severance and Separation Costs	—	—	1,575	—	—
Litigation Reserve	—	—	—	—	—
Disaster Recovery and Pandemic Costs	340	315	894	145	1,002
Other Special Items	(45)	—	—	—	1,020
Adjusted Free Cash Flow	$27,608	$11,870	$27,140	$12,313	$25,922

Revenue	$84,393	$90,088	$96,637	$88,277	$95,041

Adjusted Free Cash Flow Margin	32.7%	13.2%	28.1%	13.9%	27.3%

Reconciliation of Actual Results (years ended December 31, 2018, 2019 and 2020), Last Twelve Months ended September 30, 2021, Estimated year ended December 31, 2021, Rolling Four Quarter Outlook ended September 30, 2022 and Estimated year ended December 31, 2022.
Earlier in this press release, we present the Two Year Performance Scenario and the Rolling Four Quarter Outlook which reflects management’s opinion on the performance of the portfolio of existing businesses, including performance of existing trusts, and excludes size and timing of acquisitions unless we have a signed Letter of Intent with a high likelihood of a closing within 90 days. These are not intended to be management estimates or forecasts of our future performance, as we believe precise estimates will be precisely wrong all the time. The following reconciliations are presented within the ranges provided in the Performance Outlook Scenario and Rolling Four Quarter Outlook.
Reconciliation of Net Income to Consolidated EBITDA, Total Field EBITDA (in thousands) and Total Field EBITDA Margin:

	2018A	2019A	2020A	LTM	2021E	RFQO	2022E
Net Income	$11,645	$14,533	$16,090	$28,177	$33,500	$57,000	$58,600
Total Tax Expense	6,621	7,883	8,552	10,965	11,700	22,500	23,000
Pretax Income	$18,266	$22,416	$24,642	$39,142	$45,200	$79,500	$81,600
Net Interest Expense, including Accretion of Discount on Convertible Subordinated Notes	23,301	25,763	32,731	27,902	25,500	21,500	21,500
Depreciation & Amortization, including Non-cash Stock Compensation and Other, Net	24,056	19,188	22,607	25,225	27,000	27,200	27,400
Net Loss on Divestitures, Disposals, Impairment Charges	1,195	4,846	21,442	3,209	500	—	—
Net Loss on Extinguishment of Debt	502	—	6	23,807	23,800	—	—
Consolidated EBITDA	$67,320	$72,213	$101,428	$119,285	$122,000	$128,200	$130,500
Overhead	36,993	37,554	40,514	52,485	53,500	53,700	53,300
Total Field EBITDA	$104,313	$109,767	$141,942	$171,770	$175,500	$181,900	$183,800

Revenue	$267,992	$274,107	$329,448	$370,043	$375,000	$383,000	$387,000

Total Field EBITDA Margin	38.9%	40.0%	43.1%	46.4%	46.8%	47.5%	47.5%
Reconciliation of Cemetery Operating Income to Cemetery Field EBITDA (in thousands):

	2018A	2019A	2020A	LTM
Cemetery Operating Income (GAAP)	$14,717	$15,983	$26,859	$38,881
Depreciation & Amortization	4,891	5,227	6,376	8,234
Regional & Unallocated Costs	2,202	2,820	3,709	6,634
Net Loss on Divestitures, Disposals and Impairment Charges	349	—	—	40
Less:
Cemetery Financial EBITDA	(6,840)	(6,853)	(10,290)	(12,231)
Cemetery Divested/Planned Divested EBITDA	(1,479)	(76)	(27)	(67)
Cemetery Field EBITDA	$13,840	$17,101	$26,627	$41,491

Reconciliation of Consolidated EBITDA to Adjusted Consolidated EBITDA (in thousands) and Adjusted Consolidated EBITDA Margin:

	2018A	2019A	2020A	LTM	2021E	RFQO	2022E
Consolidated EBITDA	$67,320	$72,213	$101,428	$119,285	$122,000	$128,200	$130,500
Special Items	2,872	4,374	2,822	4,781	5,000	—	—
Adjusted Consolidated EBITDA	$70,192	$76,587	$104,250	$124,066	$127,000	$128,200	$130,500

Revenue	$267,992	$274,107	$329,448	$370,043	$375,000	$383,000	$387,000

Adjusted Consolidated EBITDA Margin	26.2%	27.9%	31.6%	33.5%	33.9%	33.5%	33.7%
Reconciliation of Net Income to Adjusted Net Income (in thousands):

	2018A	2019A	2020A	LTM	2021E	RFQO	2022E
Net Income	$11,645	$14,533	$16,090	$28,177	$33,500	$57,000	$58,600
Special Items	9,921	7,999	17,593	23,913	22,000	—	—
Adjusted Net Income	$21,566	$22,532	$33,683	$52,090	$55,500	$57,000	$58,600
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share:

	2018A	2019A	2020A	LTM	2021E	RFQO	2022E
GAAP Diluted Earnings Per Share	$0.63	$0.80	$0.89	$1.55	$1.85	$3.35	$3.55
Special Items	0.54	0.45	0.97	1.29	1.22	—	—
Adjusted Diluted Earnings Per Share	$1.17	$1.25	$1.86	$2.84	$3.07	$3.35	$3.55
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted Free Cash Flow (in thousands) and Adjusted Free Cash Flow Margin:

	2018A	2019A	2020A	LTM	2021E	RFQO	2022E
Cash Flow Provided by Operating Activities	$48,994	$43,216	$82,915	$84,792	$86,000	$93,000	$95,000
Cash used for Maintenance Capital Expenditures	(9,266)	(8,795)	(8,762)	(12,328)	(11,000)	(11,000)	(11,000)
Special Items	2,872	4,374	(4,190)	4,781	5,000	—	—
Adjusted Free Cash Flow	$42,600	$38,795	$69,963	$77,245	$80,000	$82,000	$84,000

Revenue	$267,992	$274,107	$329,448	$370,043	$375,000	$383,000	$387,000

Adjusted Free Cash Flow Margin	15.9%	14.2%	21.2%	20.9%	21.3%	21.4%	21.7%

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to historical information, this Press Release contains certain statements and information that may constitute forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical information, should be deemed to be forward-looking statements. These statements include, but are not limited to, statements regarding any projections of earnings, revenue, asset sales, cash flow, capital allocation, debt levels, equity performance, overhead, including field and corporate incentive compensation, or other financial items; any statements of the plans, strategies and objectives of management for future operations, or financing activities, including, but not limited, to capital allocation; any statements of the plans, timing and objectives of management for acquisition and divestiture activities; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing and are based on our current expectations and beliefs concerning future developments and their potential effect on us. The words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “seek”, “project”, “forecast”, “foresee”, “should”, “would”, “could”, “plan”, “anticipate” and other similar words or expressions are intended to identify forward-looking statements, which are generally not historical in nature. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenue and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•our ability to find and retain skilled personnel;
•the effects of our incentive and compensation plans and programs, including such effects on our Standards Operating Model and the Company’s operational and financial performance;
•our ability to execute our growth strategy;
•the execution of our Standards Operating, 4E Leadership and Standard Acquisition Models;
•the effects of competition;
•changes in the number of deaths in our markets;
•changes in consumer preferences and our ability to adapt to or meet those changes;
•our ability to generate preneed sales, including implementing our cemetery portfolio sales strategy;
•the investment performance of our funeral and cemetery trust funds;
•fluctuations in interest rates;
•our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;
•our ability to meet the timing, objectives and expectations related to our capital allocation framework, including our forecasted rates of return, planned uses of free cash flow and future capital allocation, including share repurchases, potential strategic acquisitions, internal growth projects, dividend increases, or debt repayment plans;
•our ability to meet the projected financial and equity performance metrics to our updated rolling four quarter outlook, two-year scenario and intrinsic value per share range, if at all;

•the timely and full payment of death benefits related to preneed funeral contracts funded through life insurance contracts;
•the financial condition of third-party insurance companies that fund our preneed funeral contracts;
•increased or unanticipated costs, such as insurance or taxes;
•our level of indebtedness and the cash required to service our indebtedness;
•changes in federal income tax laws and regulations and the implementation and interpretation of these laws and regulations by the Internal Revenue Service;
•effects of the application of other applicable laws and regulations, including changes in such regulations or the interpretation thereof;
•the potential impact of epidemics and pandemics, including the COVID-19 coronavirus, on customer preferences and on our business;
•effects of litigation;
•consolidation of the funeral and cemetery industry;
•our ability to consummate the divestiture of low performing businesses as currently expected, if at all, including expected use of proceeds related thereto;
•our ability to identify and consummate strategic acquisitions, if at all, and successfully integrate acquired businesses with our existing businesses, including expected performance and financial improvements related thereto;
•economic, financial and stock market fluctuations,
•interruptions or security lapses of our information technology, including any cybersecurity or ransomware incidents,
•our failure to maintain effective control over financial reporting; and
•other factors and uncertainties inherent in the funeral and cemetery industry.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q, and other public filings and press releases, available at www.carriageservices.com.
Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.